Exhibit 23.1

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants	322 Route 46 West
Parsippany, NJ 07054
Tel: (973) 882-8810
Fax: (973) 882-0788
www.pzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Post-Effective Amendment 6 to a Registration Statement on Form S-1 pertaining to the registration of 24,050,440 shares of common stock of JPAK Group, Inc., of our report dated November 12, 2010 with respect to financial statements of JPAK Group, Inc. for the quarter ended September 30, 2010 and 2009. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/ Patrizio & Zhao, LLC
PATRIZIO & ZHAO, LLC

Parsippany, New Jersey
January 14, 2011